EXHIBIT 99.1

MEDIA RELEASE

COO Appointment

Royal Wolf Holdings Limited (Royal Wolf) today announced that Executive General Manager Neil Littlewood has been appointed Chief Operating Officer, a new position within Royal Wolf. Neil previously ran the Australian Customer Service Centres (CSC's) and will continue to report to Robert Allan CEO of Royal Wolf.

"Neil is a leader who consistently delivers results. He is well qualified to drive performance and accountability within Royal Wolf," said CEO, Robert Allan. "The Board and I have confidence in Neil's ability to develop our digital marketing strategies, deliver increased business opportunities within our core competencies and continue to innovate in our container products range."

Effective immediately, Neil Littlewood will assume responsibility for Operations, Freight Industry, Resource and Energy Sectors, Human Resources and both Australian and New Zealand CSC's performance. Mr Littlewood will continue to be responsible for marketing and business promotion activity and for the coordination of our overall strategic planning.

"Although the Resources and Energy Sectors have slowed, we are seeing increasing opportunities in container designed buildings for the construction and infrastructure sectors. Executing our business plans in the portable storage markets across Australia and New Zealand is also a key strategy for our growth," said Neil. "I am excited to help lead the company to its next phase of innovation with operational and customer service excellence."

Neil Littlewood joined Royal Wolf in 2013 with experience in asset rental businesses at Australian Temporary Fencing and Coates Hire. Neil holds a Bachelor of Arts majoring in Economics & a Master of Management majoring in Technology and HR, both from the University of New South Wales, and is also a Graduate member of the Australian Institute of Company Directors.

For further information please contact:

Robert Allan	Greg Baker
Chief Executive Officer	Chief Financial Officer
+61 2 9482 3466	+61 2 9482 3466

About Royal Wolf

Royal Wolf is the industry leader in the hire, sale and modification of new and refurbished shipping containers, with 20 years of experience and a network of 34 facilities including 30 dedicated Customer Service Centres across Australia and New Zealand.

Renowned for its focus on product innovation, Royal Wolf has taken the design and basic engineering of the traditional shipping container to new heights and today its products are used in a wide range of applications to help solve business challenges across many market sectors.

The company has a customer base of over 20,000, supplying customers each year with containers which are inexpensive, safe, secure, easily transportable and able to be modified with doors, internal walls, windows, electricity, water supply and more.

From portable storage options for consumers, sporting associations, community groups and schools, to accommodation units, mobile exhibitions, retail outlets, offices, kitchens, training facilities and innovative construction projects, experience shows ‘You can do anything in a Royal Wolf’.